Exhibit 5.1

January 17, 2012

Advance Auto Parts, Inc.

5008 Airport Road

Roanoke, Virginia 24012

Ladies and Gentlemen:

We have acted as special counsel for Advance Auto Parts, Inc., a Delaware corporation (the “Company”) and its direct and indirect subsidiaries listed on Schedule I hereto (the “Subsidiary Guarantors”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $300,000,000 aggregate principal amount of the Company’s 4.500% Notes due 2022 (the “Notes”), pursuant to a Registration Statement on Form S-3, File No. 333-166291 (as amended and supplemented from time to time, the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2010.

The Notes are being offered and sold by the Company by means of the prospectus supplement dated January 11, 2012 relating to the Notes filed by the Company with the SEC on January 12, 2012 pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the prospectus dated April 26, 2010, the “Prospectus”) and pursuant to the Underwriting Agreement dated January 11, 2012 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as Representatives of the several Underwriters named therein (the “Underwriting Agreement”). The Notes will be issued as senior indebtedness of the Company under an indenture between the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association (the “Trustee”), dated as of April 29, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of April 29, 2010 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of May 27, 2011 (the “Second Supplemental Indenture”) and the Third Supplemental Indenture, dated as of January 17, 2012 (the “Third Supplemental Indenture”; the Base Indenture together with (and as supplemented by) the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture being referred to herein as the “Indenture”). The Notes are guaranteed on an unsecured basis (the “Subsidiary Guarantees” and together with the Notes, the “Securities”) by each of the Subsidiary Guarantors. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the validity of the Securities.

We have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Notes and the corporate or limited liability company proceedings, as applicable, of the Subsidiary Guarantors with respect to the authorization of the issuance of the Subsidiary Guarantees. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we consider appropriate. As to all matters of fact, we have entirely relied upon certificates of officers of the Company and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates. In connection with this opinion, we have also examined and relied upon the Registration Statement and Prospectus. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form.

We have assumed the Securities will be duly executed and delivered upon the payment of the consideration specified in the Underwriting Agreement.

The opinion set forth below relating to the binding effect of the Securities is subject to the following general qualifications:

(i) the enforceability of any obligation of the Company may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights);

(ii) the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

(iii) we express no opinion as to the enforceability of any particular provision of any of the Registration Statement, the Prospectus or the Indenture relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments or counterclaims, (iv) the granting of any power of attorney or of any proxy to any person, (v) exculpation or exoneration clauses, clauses relating to rights of indemnity or contribution, and clause relating to releases or waivers of unmatured claims or rights, (vi) waivers or variations of legal provisions or rights which are not capable of waiver or variation under applicable law, or (vii) the imposition or collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages or other amount that may be held by any court to be a “penalty” or a “forfeiture”; and

(iv) we express no opinion as to the effect of suretyship defenses, or defenses in the nature thereof, with respect to the obligations of any Subsidiary Guarantor.

This opinion is limited solely to (i) the Delaware General Corporation Law, (ii) the Massachusetts Business Corporations Act; (iii) the Virginia Stock Corporation Act and the Virginia Limited Liability Company Act; and (iv) the internal, substantive laws of the State of New York as applied by courts located in New York, in each case to the extent the same may apply to or govern the transactions contemplated by the Registration Statement, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that (i) the Notes, when authenticated and delivered by the Trustee and executed and issued by the Company, will constitute valid and binding obligations of the Company and (ii) the Subsidiary Guarantees, when executed and issued by the Subsidiary Guarantors, will constitute valid and binding obligations of the Subsidiary Guarantors.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus Supplement, under the heading “Legal Matters.” In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Act.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP

Schedule I

Subsidiary Guarantors	State of Incorporation or Organization

Advance Stores Company, Incorporated	Virginia

Advance Trucking Corporation	Virginia

Advance Auto Innovations, LLC	Virginia

Advance Auto of Puerto Rico, Inc.	Delaware

Advance Patriot, Inc.	Delaware

Autopart International, Inc.	Massachusetts

Advance Auto Business Support, LLC	Virginia

Crossroads Global Trading Corp.	Virginia

Discount Auto Parts, LLC	Virginia

E-Advance, LLC	Virginia

TTR, Inc.	Delaware

Advance e-Service Solutions, Inc.	Virginia

Driverside, Inc.	Delaware

MotoLogic, Inc.	Delaware